                                   [NTL LOGO]
                              110 EAST 59TH STREET
                            NEW YORK, NEW YORK 10022
                         ------------------------------

                              PROXY STATEMENT AND
                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 31, 2000
                         ------------------------------

     The Annual Meeting of Stockholders of NTL Incorporated (the "Company") will be held at 10:00 a.m., local time, on Wednesday, May 31, 2000, at the Essex House, Hyde Park Suite, located at 160 Central Park South, New York, New York 10019, for the following purposes:

     1. To elect three directors to the Board of Directors;

     2. To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the year ending December 31, 2000; and

     3. To transact any other business that may properly be brought before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on April 14, 2000 as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the meeting. The transfer books will not be closed. A list of the stockholders entitled to vote at the meeting will be located at the Company's principal executive offices, 110 East 59th Street, New York, New York 10022, at least ten days prior to the meeting and will also be available for inspection at the meeting.

     A copy of the Annual Report for 1999 is being mailed together with this proxy material.

     It is important that your shares be represented at the meeting. Regardless of whether you plan to attend the meeting, please execute the enclosed proxy and return it promptly in the accompanying postage-paid envelope. Submitting this executed proxy will not preclude your right to revoke it and to vote in person at the meeting.

                                          By order of the Board of Directors,

                                          /s/ Richard J. Lubasch
                                          RICHARD J. LUBASCH
                                          Secretary

New York, New York
April 28, 2000

                                NTL INCORPORATED
                              110 EAST 59TH STREET
                            NEW YORK, NEW YORK 10022
                           -------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 31, 2000
                           -------------------------

                                PROXY STATEMENT

     This proxy statement sets forth certain information with respect to the accompanying proxy proposed to be used at the Annual Meeting of Stockholders of NTL Incorporated (the "Company" or "NTL"), to be held at 10:00 a.m., local time, on Wednesday, May 31, 2000 at the Essex House, Hyde Park Suite, located at 160 Central Park South, New York, New York 10019, or at any adjournment or postponement thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of 2000 Annual Meeting of Stockholders. The Board of Directors of the Company solicits this proxy and urges you to sign the proxy, fill in the date, and return it immediately to the Secretary of the Company. The prompt cooperation of stockholders is necessary in order to ensure a quorum and to avoid expenses and delay.

     Holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on April 14, 2000, will be entitled to vote at the Annual Meeting. At the close of business on April 14, 2000, 142,294,360 shares of Common Stock were outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote.

     The accompanying proxy is revocable on written instructions, including a subsequently received proxy, signed in the same manner as the proxy, and received by the Secretary of the Company at any time at or before the balloting on the matter with respect to which such proxy is to be exercised. If you attend the Annual Meeting you may, if you wish, revoke your proxy by voting in person. This proxy statement and the accompanying proxy materials are first being mailed to stockholders on or about April 28, 2000.

     All expenses of soliciting proxies, including clerical work, printing and postage, will be paid by the Company. Proxies may be solicited personally, or by mail, telephone or facsimile, by current and former directors, officers and other employees of the Company, but the Company will not pay any compensation for such solicitations. In addition, the Company has agreed to pay D.F. King & Co., Inc. a fee of $7,500, plus reasonable expenses, for proxy solicitation services. The Company will also reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses for sending material to principals and obtaining their proxies.

                        SECURITY OWNERSHIP OF PRINCIPAL
                          STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of April 18, 2000, by (i) each executive officer and director of the Company, (ii) all directors and executive officers as a group and (iii) stockholders holding 5% or more of the Common Stock.

                                                    AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                         ---------------------------------------------------------------
                                                             PRESENTLY
                                                        EXERCISABLE OPTIONS
                                                       WARRANTS, CONVERTIBLE
                                                             BONDS AND
     EXECUTIVE OFFICERS, DIRECTORS         COMMON          EXCHANGEABLE
      AND PRINCIPAL STOCKHOLDERS           STOCK           PREFERRED(1)           TOTAL       PERCENT(2)
     -----------------------------       ----------    ---------------------    ----------    ----------
Barclay Knapp..........................     224,428          3,057,509           3,281,937       2.26%
George S. Blumenthal(3)................     113,217          2,647,221           2,760,438       1.90%
Richard J. Lubasch(4)..................      61,249            502,289             563,538          *
John F. Gregg(5).......................       1,250            437,450             438,700          *
Leigh Costikyan Wood...................       1,086            548,264             549,350          *
Gregg N. Gorelick......................      85,154             97,752             182,906          *
Steven L. Wagner.......................           0            293,753             293,753          *
Robert T. Goad(6)......................     854,950                  0             854,950          *
Sidney R. Knafel(7)....................   1,679,268            608,638           2,287,906       1.60%
Ted H. McCourtney(8)...................     179,879            124,365             304,244          *
Del Mintz(9)...........................     911,995            130,743           1,042,738          *
Alan J. Patricof(10)...................      10,872            124,365             135,237          *
Warren Potash(11)......................       2,170            126,916             129,086          *
Jean-Louis Vinciguerra.................           0                  0                   0          *
Michael S. Willner(12).................     694,201            580,602           1,274,803          *
All directors and officers as a group
  (15 in number).......................   4,819,719          9,279,867          14,099,586       9.30%

France Telecom S.A.(13)................   8,451,023         11,813,058          20,264,081      13.15%
AXA Assurances I.A.R.D. Mutuelle(14)...  13,471,917          1,397,172          14,869,089      10.35%
Janus Capital Corporation(15)..........  11,707,370          3,018,651          14,726,021      10.13%
Microsoft Corporation(16)..............   8,229,200          1,875,000          10,104,200       7.01%
The Goldman Sachs Group, Inc.(17)......   9,316,215             30,740           9,346,955       6.57%
Prudential Insurance Company of
  America(18)..........................   9,229,854                  0           9,229,854       6.49%
Prime 66 Partners, L.P.(19)............   6,851,360          1,275,513           8,126,873       6.23%
Composite 66, L.P.(19).................     344,429                  0             344,429          *
H&S Partners I, L.P.(19)...............           0            510,205             510,205          *

---------------
  *  Represents less than one percent

 (1) Includes shares of NTL common stock purchased upon the exercise of options which are exercisable or become so in the next 60 days ("Presently Exercisable Options"), shares of NTL common stock purchased upon the conversion of the 7% Convertible Subordinated Notes due 2008 or 5.75% Convertible Subordinated Notes due 2009 (the "Convertible Bonds") and shares of Common Stock purchased upon the exchange of the Senior Redeemable Exchangeable Preferred Stock which are exchangeable or become so in the next 60 days (the "Exchangeable Preferred"). Of the options, warrants, convertible bonds and exchangeable preferred shown in the table above:

      (a) 610,309 options were assumed by NTL in 1993, having a weighted average exercise price of $1.08 per share;

      (b) 12,163,088 options are employee and non-employee director options that have been issued by NTL under the 1993 Employee Stock Option Plan, the 1993 Non-Employee Director Stock Option Plan, the 1998 Non-Qualified Stock Option Plan or certain other stock option agreements, having a weighted average exercise price of $16.82 per share; and

      (c) 968,546 are NTL seven-year warrants that were issued pursuant to certain non-competition agreements having an exercise price of $3.568 per share.

 (2) Includes Common Stock, Presently Exercisable Options, warrants, Convertible Bonds and Exchangeable Preferred.

 (3) Includes 3,299 shares of Common Stock owned by trusts for the benefit of Mr. Blumenthal's children. Also includes 711,118 options held in Grantor Retained Annuity Trusts.

 (4) Includes 174 shares of Common Stock owned by Mr. Lubasch as custodian for his child, as to which shares Mr. Lubasch disclaims beneficial ownership.

 (5) Mr. Gregg owns $100,000 of the 7% Convertible Bonds, convertible into 2,551 shares of common stock.

 (6) Includes 824,701 shares of Common Stock owned by Columbia Management, Inc., Mr. Goad's wholly-owned Investment Company. Columbia Management, Inc., of which Mr. Goad is the sole shareholder, is a limited partner in European Cable Capital Partners, L.P. ("ECCP"). Columbia Management, Inc. owns or has options to acquire, in each case as a limited partner, an aggregate of 206,086 units of partnership interests in ECCP ("ECCP Units"), which constitute 9.20% of all ECCP Units on a fully-diluted basis. ECCP owns 8,765,286 shares of the Company. Neither Mr. Goad nor Columbia Management, Inc. has a right to control or direct ECCP on the disposition of shares of the Company, which it owns, and they therefore disclaim any beneficial ownership of the shares of the Company owned by ECCP.

 (7) Includes 25,958 shares of Common Stock owned by Insight Communications UK, Inc., Mr. Knafel's wholly-owned Investment Company. Also includes 73,363 shares of Common Stock owned by a foundation of which Mr. Knafel is President, as to which shares Mr. Knafel disclaims beneficial ownership.

 (8) Includes 162,616 shares of Common Stock held by limited partnerships of which Mr. McCourtney is a general partner as to which shares Mr. McCourtney disclaims beneficial ownership except to the extent of his pro-rata interest. An additional 2,572 shares of Common Stock are held by trusts for the benefit of Mr. McCourtney's children, as to which shares Mr. McCourtney disclaims beneficial ownership.

 (9) Includes 39 shares owned by Mr. Mintz's wife, as to which shares Mr. Mintz disclaims beneficial ownership. Mr. Mintz owns $250,000 of the 7% Convertible Bonds, convertible into 6,378 shares of Common Stock.

(10) Includes 108 shares of Common Stock owned by Mr. Patricof's wife, as to which shares Mr. Patricof disclaims beneficial ownership.

(11) Mr. Potash owns $100,000 of the 7% Convertible Bonds, convertible into 2,551 shares of Common Stock.

(12) Includes 138,579 shares of Common Stock held by trust accounts for the benefit of Mr. Willner's children as to which shares Mr. Willner disclaims beneficial ownership.

(13) Based solely upon Schedule 13-D (Amendment No. 4), dated April 7, 2000, filed by France Telecom S.A. and Compagnie Generale des Communications (COGECOM) S.A. with the Securities and Exchange Commission (the "SEC").

(14) Based solely upon Schedule 13-G, dated February 14, 2000, filed by AXA Assurances I.A.R.D. Mutuelle, AXA, Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, AXA Courtage Assurance Mutuelle, AXA and AXA Financial, Inc. with the SEC.

(15) Based solely upon Schedule 13-G (Amendment No. 1), dated February 14, 2000, filed by Janus Capital Corporation and Thomas H. Bailey with the SEC.

(16) Based upon Schedule 13-G, dated February 8, 1999, filed by Microsoft Corporation with the SEC and the conversion of 527,555.90 shares of the Company's 5 1/4% Convertible Preferred Stock into 8,229,200 shares of Common Stock on February 7, 2000.

(17) Based upon Form 13-G (Amendment No. 1), dated February 14, 2000, filed by The Goldman Sachs Group, Inc., Goldman Sachs & Co., European Cable Partners, L.P., European Cable Capital Partners Holding, Inc., Stone Street Fund 1996, L.P., Bridge Street Fund 1996, L.P., Stone Street Empire Corp., GS Capital Partners, L.P. and GS Advisors, L.P. with the SEC and $1,205,000 of the 7% Convertible Bonds, convertible into 30,740 shares of Common Stock.

(18) Based upon Schedule 13-G, dated February 7, 2000, filed by The Prudential Insurance Company of America and Schedule 13-G dated February 10, 2000, filed by Jennison Associates LLC with the SEC. Jennison Associates LLC, a wholly-owned subsidiary of The Prudential Insurance Company of America, holds 9,185,406 shares of Common Stock.

(19) Based solely upon Schedule 13-G (Amendment No. 3), dated February 11, 2000, filed by Prime 66 Partners, L.P. Composite 66, L.P. and H&S Partners I, L.P. with the SEC.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities file with the SEC, and with each exchange on which the Common Stock trades, initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by the SEC's regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except in the following cases. The Goldman, Sachs Group, Inc., did not report on a timely basis its transactions for the month of April. Gregg N. Gorelick, did not report on a timely basis his transactions for the month of May.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     Pursuant to the Company's Restated Certificate of Incorporation, which provides for a classified Board of Directors, the Board of Directors consists of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year with terms expiring on the third succeeding annual meeting after such election. The terms of three directors expire this year. Accordingly, at the Annual Meeting, three directors will be elected to serve for a three-year term and until their successors shall have been elected and qualified. Unless otherwise indicated on any proxy, the proxy holders intend to vote the shares it represents for each of the nominees whose biographical sketches appear in the section immediately following. Each of the nominees are now serving as directors of the Company and were previously elected by the stockholders of the Company except that Mr. Goad was elected by the Board of Directors in March 1999. The proxies cannot be voted for a greater number of persons than the number of nominees named.

     The election to the Board of Directors of each of the nominees identified in this proxy statement will require the affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. In tabulating the vote, abstentions from voting and broker non-votes will be disregarded and have no effect on the outcome of the vote.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
         VOTE FOR THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE
                       NOMINEES IDENTIFIED FOR REELECTION

     The votes applicable to the shares represented by proxies in the accompanying form will be cast in favor of the three nominees below. While it is not anticipated that any of the nominees will be unable to serve, if any should be unable to serve, the proxy holders reserve the right to substitute any other person.

     The directors of the Company were elected by the Company's stockholders in 1997, 1998 and 1999, as applicable, except as set forth below. The continuing directors will serve for the terms indicated and until their successors are duly elected and qualified.

               PRESENT DIRECTORS WHO ARE NOMINEES FOR REELECTION

                                                                              POSITION
                            NAME                              AGE    (PROPOSED TERM AS DIRECTOR)
                            ----                              ---    ---------------------------
Alan J. Patricof............................................  65           Director (2003)
Warren Potash...............................................  68           Director (2003)
Robert T. Goad..............................................  45           Director (2003)

               CONTINUING DIRECTORS WHOSE TERMS ARE NOT EXPIRING

                                                                    POSITION
                NAME                  AGE                 (PROPOSED TERM AS DIRECTOR)
                ----                  ---                 ---------------------------
Sidney R. Knafel....................  69     Director (2001)
Ted H. McCourtney...................  61     Director (2001)
Del Mintz...........................  72     Director (2001)
George S. Blumenthal................  56     Director, Chairman of the Board and Treasurer (2002)
Barclay Knapp.......................  43     Director, President and Chief Executive Officer (2002)
Michael S. Willner..................  48     Director (2002)
Jean-Louis Vinciguerra..............  56     Director (2000)*

---------------

* Jean-Louis Vinciguerra has been elected by France Telecom, S.A. to the Board of Directors pursuant to the terms of an agreement with France Telecom. It is anticipated that he will be re-elected to the Board by France Telecom on May 31, 2000.

     Additional information as of April 14, 2000 regarding the three nominees for election as directors and the continuing directors and information regarding executive officers of the Company is as follows:

     Alan J. Patricof, a director of the Company since its formation, is Chairman of Patricof & Co. Ventures, Inc., a venture capital firm he founded in 1969. Mr. Patricof also serves as a director of CoreComm Limited ("CoreComm"), Boston Properties, Inc. and other privately owned companies.

     Warren Potash has been a director of the Company since its formation. Mr. Potash retired in 1991 as President and Chief Executive Officer of the Radio Advertising Bureau, a trade association, a position he held since February 1989. Prior to that time and beginning in 1986, he was President of New Age Communications, Inc., a communications consultancy firm. Until his retirement in 1986, Mr. Potash was a Vice President of Capital Cities/ABC Broadcasting, Inc., a position he held since 1970. Mr. Potash is also a director of CoreComm.

     Robert T. Goad has been a director of the Company since March 1999. Mr. Goad was a director and the Chief Executive Officer of Diamond Cable Communications Plc from May 1994 to March 8, 1999, and served as Chief Financial Officer from May 1994 until July 1995. Mr. Goad is a founder of and principal in ECE Management International, LLC and has been President of Columbia Management, Inc. since 1984. Mr. Goad is also a director of Apollo Communications Corporation, B/G Communications, LLC, B/G Enterprises, LLC, B/G Properties, LLC and Grupo Clarin, S.A.

CONTINUING DIRECTORS

     Sidney R. Knafel, a director of the Company since its formation, has been Managing Partner of SRK Management Company, a private investment company, since 1981. In addition, Mr. Knafel is Chairman of Insight Communications, Inc. and BioReliance Corporation. Mr. Knafel is also a director of General American Investors Company, Inc., IGENE Biotechnology, Inc., Source Media, Inc., CoreComm and some privately owned companies.

     Ted H. McCourtney, a director of the Company since its formation, is a General Partner of Venrock Associates, a venture capital investment partnership, a position he has held since 1970. Mr. McCourtney also serves as a director of CareMark RX, Inc., Visual Networks, Inc., CoreComm and several privately owned companies.

     Del Mintz, a director of the Company since its formation, is President of Cleveland Mobile Tele Trak, Inc., Cleveland Mobile Radio Sales, Inc. and Ohio Mobile Tele Trak, Inc., companies providing telephone answering and radio communications services in Cleveland and Columbus, respectively. Mr. Mintz has held similar positions with the predecessor of these companies since 1967. Mr. Mintz is President of several other companies, and was President and a principal stockholder of Cleveland Mobile Cellular Telephone, Inc. before that company was acquired through a merger with CCI's predecessor in 1985. Mr. Mintz is also a director of CoreComm and several privately owned companies.

     George S. Blumenthal has been Chairman, Treasurer and a director of the Company since its formation. Mr. Blumenthal was also Chief Executive Officer of the Company until October 1996. Mr. Blumenthal was President of Blumenthal Securities, Inc. (and its predecessors), a member firm of The New York Stock Exchange, from 1967 until 1992. Mr. Blumenthal was Chairman, Treasurer and a director of Cellular Communications, Inc. ("CCI"), which positions he held since CCI's founding in 1981 until its merger in August 1996 into a subsidiary of AirTouch Communications, Inc. (the "CCI Merger"). Mr. Blumenthal is also Chairman and a director of CoreComm, and was a director of Andover Togs, Inc.

     Barclay Knapp is President, Chief Executive Officer and a director of the Company and has held these positions since its formation with the exception that Mr. Knapp was Chief Operating Officer until October 1996 when he was appointed Chief Executive Officer. In addition, Mr. Knapp was also Executive Vice President, Chief Operating Officer, Chief Financial Officer and a director of CCI, until the CCI Merger, and was Executive Vice President and Chief Operating Officer of Cellular Communications International, Inc. ("CCII") until June 1998. Mr. Knapp was also President, Chief Executive Officer and a director of Cellular Communications of Puerto Rico, Inc. ("CCPR"), until its sale in August 1999 and is President, Chief

Executive Officer, Chief Financial Officer and a director of CoreComm. Mr. Knapp is also a director of Bredbandsbolaget, a Swedish company in which NTL holds a 25% interest.

     Michael S. Willner, a director of the Company since October 1993, has served as President and Chief Operating Officer of Insight Communications Company, L.P. since 1985. Mr. Willner is currently President of Insight Communications, Inc., a position he has held since 1985. Mr. Willner is also a director of Source Media, Inc., C-Span and the National Cable Television Association, where he chairs the Local and State Government Committee.

     Jean-Louis Vinciguerra has been a director of the Company since August 1999. Mr. Vinciguerra was an executive officer of BZW from 1995 until 1996 and served as the representative to Asia for Credit Agricole Indosuez from 1997 until 1998. He has been Senior Executive Vice President and Chief Financial Officer of France Telecom since 1998.

EXECUTIVE OFFICERS OTHER THAN DIRECTORS

     Richard J. Lubasch, 53, is the Company's Executive Vice
President -- General Counsel and Secretary, and has been the Company's Senior Vice President -- General Counsel and Secretary since its formation. Mr. Lubasch was Vice President-General Counsel and Secretary of CCI from July 1987 until the CCI Merger. Mr. Lubasch was also Senior Vice President -- General Counsel and Secretary of CCPR prior to its sale in August 1999 and currently holds these titles at CoreComm. Mr. Lubasch also held these titles, as well as Treasurer, at CCII prior to its sale in March 1999.

     Leigh Costikyan Wood, 42, has been the Company's Senior Vice President since October 1996 and is the Chief Operating Officer of the Company's U.K. operations. From April 1993 until the CCI Merger, Ms. Wood had been the Chief Executive Officer of a Joint Venture between CCI and AirTouch. From 1982 until 1984, she was Deputy Chief Financial Officer of General Atlantic Corp., a private investment firm. Previously, she was employed by Peat Marwick Mitchell & Co. Ms. Wood was Vice President -- Operations of CCI from 1984 until the CCI Merger.

     Gregg N. Gorelick, 41, has been the Company's Vice President -- Controller since its formation. From 1981 to 1986 he was employed by Ernst & Whinney (now known as Ernst & Young LLP). Mr. Gorelick is a certified public accountant and was Vice President -- Controller of CCI from 1986 until the CCI Merger. He also holds that position at CoreComm (where he is also Treasurer), and was Vice President -- Controller at CCII prior to its sale in March 1999 and at CCPR prior to its sale in August 1999.

     John F. Gregg, 36, has been the Company's Chief Financial Officer since June 1999 and Vice President of Corporate Development since August of 1996. Mr. Gregg joined the Company in 1994 as Managing Director of Corporate Development. He is Vice Chairman and a director of Virgin Net, a joint venture between the Company and Virgin Communications Group and a director of Bredbandsbolaget, a Swedish company in which NTL holds a 25% interest. Prior to his employment by the Company, Mr. Gregg was employed by Golder, Thoma & Cressey, a venture capital firm.

     Steven L. Wagner, 48, is the Company's Vice President -- Consumer Services and is Group Managing Director of the National Media Services division in the Company's U.K. operations. Mr. Wagner joined the Company in February 1994 as Group Director of Consumer Services of the Company's U.K. operations and was appointed Vice President -- Consumer Services of NTL in June 1994. Mr. Wagner has spent the past fifteen years in consumer and business related activities. Most recently, Mr. Wagner served as Vice President, Eastern Region for the Walt Disney Company's premium television service, the Disney Channel.

     Executive officers of the Company are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

          INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During calendar 1999, fifteen meetings (including regularly scheduled and special meetings) of the Board of Directors of the Company were held. The Board of Directors has a Compensation and Option Committee (the "Compensation Committee") and an Audit Committee. Messrs. Knafel, McCourtney and Mintz serve as members of the Compensation Committee and Messrs. Mintz, Patricof and Potash serve as members of the Audit Committee. The Compensation Committee reviews and makes recommendations regarding annual compensation for Company officers, and the Audit Committee oversees the Company's financial reporting process on behalf of the Company's Board of Directors. During calendar year 1999, the Compensation Committee held one meeting and the Audit Committee held one meeting. No director during 1999 attended fewer than 80% of the meetings of the Board of Directors of the Company and committee meetings of the Board of which he was a member other than Mr. Patricof who attended 73% of the meetings and Mr. McCourtney who attended 67% of the meetings. Directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors and the committees. In addition, as of December 31, 1999, Messrs. Knafel, McCourtney, Mintz, Patricof and Potash have each been granted options to purchase an aggregate of 217,360 shares of Common Stock at a weighted average price of $15.41 per share and Mr. Willner has been granted options to purchase an aggregate of 189,324 shares of common stock at a weighted average price of $19.85 share. Directors who are not officers are paid a fee of $500 for each Board meeting and committee meeting that they attend.

                             EXECUTIVE COMPENSATION

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

POLICY

     The Compensation Committee of the Board of Directors has the responsibility for the design and implementation of the Company's executive compensation program. The Compensation Committee is composed entirely of non-employee directors.

     The Company's executive compensation program is designed to be closely linked to corporate performance and return to stockholders. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a very significant portion of an executive's aggregate compensation to the appreciation in the Company's stock price. In addition, executive bonuses are linked to the achievement of operational goals and therefore relate to stockholder return. The overall objective of this strategy is to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy and to link executive and stockholder interests through equity-based compensation, thereby seeking to enhance the Company's profitability and stockholder value.

     Each year the Compensation Committee conducts a review of the Company's executive compensation program to determine the appropriate level and forms of compensation. Such review permits an annual evaluation of the link between the Company's performance and its executive compensation.

     In assessing compensation levels for the named executives, the Compensation Committee recognizes the fact that certain executives have participated in the development of the Company (and its predecessors) from its earliest stages, and have produced significant long-term value for stockholders over the course of the Company's existence. In determining the annual compensation for the Chief Executive Officer, the Compensation Committee uses the same criteria as it does for the other named executives.

BASE SALARY AND BONUS

     In furtherance of the Company's incentive-oriented compensation goals set forth above, cash compensation (annual base salary and bonus) is generally set below levels paid by comparable sized telecommunications companies and is supplemented by equity-based option grants. With respect to 1999, the aggregate annual base salary for the named executive officers increased in the aggregate by approximately $46,000 from 1998 levels. The 1999 base salary for the Chief Executive Officer increased $3,333 to $273,333.

STOCK OPTIONS

     Under the Company's stock option plan, stock options were granted to certain Company executive officers during 1999. Information with respect to such option grants to the named executive officers is set forth in the table entitled "Option Grants in Last Fiscal Year."

     Stock options are designed to align the interests of executives with those of stockholders. The options generally are granted at an exercise price equal to the market price of the Common Stock on the date of grant and vest over a period of five years. Accordingly, the executives are provided additional incentive to create stockholder value over the long term since the full benefit of the options cannot be realized unless stock price appreciation occurs over a number of years.

     In determining individual option grants, the Compensation Committee takes into consideration the number of options previously granted to that individual, the amount of time and effort dedicated to the Company during the preceding year and expected commitment to the Company on a forward-looking basis. The Compensation Committee also strives to provide each option recipient with an appropriate incentive to increase stockholder value, taking into consideration their cash compensation levels.

     In 1994, 1996, 1997 and 1999, Mr. Knapp did not receive an option grant, and in 1995, Mr. Knapp received an option to purchase 416,668 shares of Common Stock with an exercise price of $14.64 (the fair market value of the Common Stock on the date of grant adjusted to reflect the Stock Splits). In 1998, Mr. Knapp received an option to purchase 1,484,375 shares of Common Stock with an exercise price of $23.36. Mr. Knapp now owns 224,428 shares of Common Stock and holds options to purchase an additional 4,170,790 shares. The Compensation Committee believes that the equity interests in the Company held by the named executive officers, including Mr. Knapp, represent a significant incentive to increase overall stockholder value.

COMPENSATION DEDUCTION CAP POLICY

     In 1996, the Company's stockholders approved an amendment to the Company's 1993 Employee Stock Option Plan (the "1993 Plan") to, among other things, comply with the requirements regarding non-deductibility of compensation in excess of $1 million under sec.162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Any compensation realized from the exercise of such stock options granted pursuant to the 1993 Plan at fair market value as of the date of grant thus generally would be exempt from the deduction limitations under sec.162(m) of the Code. Compensation realized from the exercise of stock options not granted pursuant to a plan or granted pursuant to the Company's 1998 Non-Qualified Stock Option Plan would not be exempt from the deduction limitation under sec.162(m) of the Code. Other annual compensation, such as salary and bonus, is not expected to exceed $1 million per executive.

                                          THE COMPENSATION AND OPTION COMMITTEE
                                          Sidney R. Knafel
                                          Ted H. McCourtney
                                          Del Mintz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1999, the members of the Compensation Committee were Sidney R. Knafel, Ted H. McCourtney and Del Mintz.

     The Company had entered into a non-competition agreement with Mr. Knafel which prohibited Mr. Knafel from entering into a competitive business in the United Kingdom for a period which expired in October 1998. Under the terms of such agreement, the Company was entitled to an injunction against any violation or threatened violation of the agreement. Mr. Knafel received warrants to purchase 484,273 shares of Common Stock which are currently exercisable in consideration of his agreement not to compete.

GENERAL

     The following table discloses compensation received by the Company's Chief Executive Officer and the four other most highly paid executive officers for the three years ended December 31, 1999.

                         SUMMARY COMPENSATION TABLE (1)

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                 ANNUAL COMPENSATION             AWARDS
                                           --------------------------------   ------------
                                                                                 COMMON
                                                               OTHER ANNUAL      STOCK        ALL OTHER
                                           SALARY     BONUS    COMPENSATION    UNDERLYING    COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR     ($)       ($)        ($)(3)       OPTIONS(#)       ($)(4)
   ---------------------------      ----   -------   -------   ------------   ------------   ------------
Barclay Knapp.....................  1999   273,333   175,000(2)        --             --        16,000
  President and Chief Executive     1998   270,000   350,000          --       1,484,375        14,667
     Officer                        1997   270,000        --          --              --        12,734
George S. Blumenthal..............  1999   273,333   175,000(2)        --             --        16,000
  Chairman and Treasurer            1998   270,000   350,000          --       1,484,375        14,667
                                    1997   270,000        --          --              --        12,734
Leigh C. Wood.....................  1999   243,750   128,751     159,845(a)      156,250            --
  Senior Vice President and         1998   225,000   186,300     162,000(b)      625,000            --
     Chief Operating Officer of     1997   225,000   149,500     331,800(c)      117,188            --
     U.K. Operations
Richard J. Lubasch................  1999   235,083   125,000(2)        --        117,188        16,000
  Executive Vice President --       1998   227,000   250,000          --         312,500        14,667
     General Counsel and Secretary  1997   227,000   165,000          --          39,064        12,734
Steven L. Wagner..................  1999   216,044    85,071     170,727(d)           --            --
  Vice President --                 1998   204,000   127,900     169,600(e)      312,500            --
     Marketing                      1997   195,700   100,100     216,200(f)       54,689         2,500

---------------
(1) In 1997, the Company charged CCII and CCPR $871,000 and $1,492,000, respectively, for direct costs where identifiable and a fixed percentage of its corporate overhead. In 1998, the Company charged CCII, CCPR and CoreComm (which was formed in 1998) $982,000, $1,148,000 and $313,000, respectively.
    In 1999, the Company charged CCII, CCPR and CoreComm $439,000, $741,000 and $2,268,000, respectively. In the opinion of management of the Company, the above allocations are reasonable.

(2) Does not include fourth quarter bonus information for Messrs. Knapp, Blumenthal and Lubasch.

(3) Other annual compensation reflects perquisites, such as relocation expenses and housing, travel, professional fee and car and fuel allowances, including:

     (a) housing allowance of $96,000

     (b) housing allowance of $121,900.

     (c) housing allowance of $162,900 and relocation expense of $122,300.

     (d) housing allowance of $96,000.

     (e) housing allowance of $127,500.

     (f) housing allowance of $120,800.

(4) All other compensation reflects the Company's match of employee contributions to a 401(k) plan.

OPTION GRANTS TABLE

     The following table provides information on stock option grants during 1999 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS                    POTENTIAL REALIZABLE
                                             -----------------------                   VALUE AT ASSUMED
                                             % OF TOTAL                                 ANNUAL RATE OF
                                NUMBER OF      OPTIONS                                    STOCK PRICE
                                SECURITIES     GRANTED                                 APPRECIATION FOR
                                UNDERLYING       TO        EXERCISE                     OPTION TERM(2)
                                 OPTIONS      EMPLOYEES     OR BASE                 -----------------------
                                 GRANTED      IN FISCAL      PRICE     EXPIRATION     5%($)        10%($)
NAME                              (#)(1)        YEAR       ($/SHARE)      DATE       $81.84       $130.32
----                            ----------   -----------   ---------   ----------   ---------    ----------
Leigh C. Wood.................   156,250        2.39%        50.24      03/18/09    4,937,500    12,512,500
Richard J. Lubasch............   117,188        1.79%        50.24      03/18/09    3,703,141     9,384,415

---------------
(1) All options were granted on March 19, 1999 at an exercise price equal to the closing price of the Common Stock on The Nasdaq Stock Market's National Market (the "NASDAQ") on such date; 20% were exercisable upon issuance, 20% became exercisable on January 1, 2000 and an additional 20% will become exercisable on each of January 1, 2001, 2002 and 2003. Upon a change of control of the Company, all unvested options become fully vested and exercisable.

(2) The amounts shown in these columns are the potential realizable value of options granted at assumed rates of stock price appreciation (5% and 10%) specified by the SEC, and have not been discounted to reflect the present value of such amounts. The assumed rates of stock price appreciation are not intended to forecast the future appreciation of the Common Stock.

OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table provides information on stock option exercises during 1999 by the named executive officers and the value at December 31, 1999 of unexercised in-the-money options held by each of the named executive officers.

 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR-END AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                      NUMBER OF
                                                                      SECURITIES           VALUE OF
                                                                      UNDERLYING         UNEXERCISED
                                                                     UNEXERCISED         IN-THE-MONEY
                                                                      OPTIONS AT          OPTIONS AT
                                       SHARES                         FY-END(#)           FY-END($)*
                                     ACQUIRED ON       VALUE       EXERCISABLE(E)/     EXERCISABLE(E)/
                                     EXERCISE(#)    REALIZED($)    UNEXERCISABLE(U)    UNEXERCISABLE(U)
                                     -----------    -----------    ----------------    ----------------
Barclay Knapp......................     31,471       2,517,765       2,834,853(E)       261,527,967(E)
                                                                     1,335,937(U)       102,114,849(U)

George S. Blumenthal...............    463,390      22,307,233       2,424,565(E)       222,662,671(E)
                                                                     1,335,937(U)       102,114,849(U)

Leigh C. Wood......................         --              --         360,764(E)        29,199,784(E)
                                                                       773,438(U)        56,379,810(U)

Richard J. Lubasch.................     25,000       2,276,500         416,351(E)        36,689,371(E)
                                                                       398,439(U)        28,117,318(U)

Steven L. Wagner...................         --              --         220,315(E)        18,534,716(E)
                                                                       318,751(U)        24,656,088(U)

---------------
* Based on the closing price on the NASDAQ on December 31, 1999 of $99.80.

PERFORMANCE GRAPH

     The following graph compares the cumulative return on the Common Stock with The Nasdaq Stock Market (U.S.) Index (the "Nasdaq (U.S.) Index"), the Center for Research in Security Prices Index of Nasdaq Telecommunications Stocks (the "CRSP Index") and the Peer Group Index. In the Company's view, the Peer Group Index, which includes British Telecom plc, Cable and Wireless plc and Telewest Communications plc, provides a better representation of the performance of telecommunications companies over the required period than the broader based CRSP Index.

     The graph assumes that $100 was invested on December 31, 1994.

             COMPARISON OF NTL INCORPORATED, THE PEER GROUP INDEX,
                   THE CRSP INDEX AND THE NASDAQ (U.S.) INDEX

                                                                                         NASDAQ (U.S.)
                                          NTL INCORPORATED          CRSP INDEX               INDEX           THE PEER GROUP INDEX
                                          ----------------          ----------           -------------       --------------------
12/30/94                                          100                    100                    100                    100
12/29/95                                       117.72                 134.17                 139.92                 105.01
12/31/96                                       121.32                 139.04                 171.69                 109.11
12/31/97                                       133.93                 197.44                 208.83                 118.27
12/31/98                                       271.17                 322.56                  291.6                 199.13
12/31/99                                       749.25                 653.87                 541.16                 381.42

---------------
NOTE: Stock price performance shown above for the Common Stock is historical and not necessarily indicative of future price performance.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                  (PROPOSAL 2)

     Subject to ratification by the stockholders, the Board of Directors has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the year ending December 31, 2000.

     Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     The ratification of the selection of Ernst & Young LLP as the Company's independent auditors for fiscal year 2000 will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present at the Annual Meeting, in person or represented by proxy, and entitled to vote. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal; broker non-votes will be disregarded and will have no effect on the outcome of the vote.

              THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
                           VOTE FOR SUCH RATIFICATION

                       TRANSACTIONS WITH RELATED PARTIES

     Pursuant to a Purchase Agreement with France Telecom, S.A. entered into in July 1999, Jean-Louis Vinciguerra was elected by France Telecom to the Board of Directors subject to the terms of that agreement.

     On March 8, 1999, the Company acquired Diamond Cable Communications plc ("Diamond") for Common Stock valued at approximately $971.4 million pursuant to an acquisition agreement, dated as of June 16, 1998, as amended, between the Company and the shareholders of Diamond. Under the terms of such agreement, each shareholder of Diamond received .85 shares of Common Stock for each four ordinary shares of Diamond. Pursuant to such transaction, Robert T. Goad, a director and Chief Executive Officer of Diamond from May 1994 to March 8, 1999, received 176,383 shares of Common Stock.

     In October 1993, the Company entered into non-competition agreements with Sidney R. Knafel, Michael S. Willner and other persons associated with Insight U.K. The non-competition agreements prohibited Messrs. Knafel and Willner and others from entering into a competitive business in the United Kingdom for a period that ended in 1998. Under the terms of such agreements, the Company was entitled to an injunction against any violation or threatened violation of the non-competition agreements. Messrs. Knafel and Willner and others received warrants to purchase an aggregate of 1,403,694 shares of Common Stock which are currently exercisable in consideration of their agreements not to compete.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 2001 Annual Meeting must be received by the Company at the address set forth on the first page of this proxy statement on or before December 29, 2000 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

     Notices of stockholder proposals submitted outside the processes of Rule 14a-8 will be considered timely, pursuant to the advance notice requirements set forth in Article II, Section 4 of NTL's by-laws, if such notices are received not less than 75 days nor more than 90 days prior to the annual meeting of stockholders; provided, however, that in the event that less than 90 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the fifteenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder's notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting:

     - a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

     - the name and record address of the stockholder proposing such business;

     - the class, series and number of shares of capital stock of NTL which are beneficially owned by the stockholder; and

     - any material interest of the stockholder in such business.

     Any such proposal or notice should be directed to the attention of the Secretary, NTL Incorporated, 110 East 59th Street, New York, New York 10022.

     SEC rules set forth standards for the exclusion of some stockholder proposals from a proxy statement for an annual meeting.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting and does not intend to bring any other matters before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, or at any adjournment or postponement thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, may determine.

                                          By order of the Board of Directors,

                                          /s/ Richard J. Lubasch
                                          RICHARD J. LUBASCH
                                          Secretary

New York, New York
April 28, 2000

PROXY                           NTL INCORPORATED
                 110 EAST 59TH STREET, NEW YORK, NEW YORK 10022
      SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                                ON MAY 31, 2000

    The undersigned hereby appoints George S. Blumenthal, Barclay Knapp and Richard J. Lubasch, and each of them, with full power of substitution, proxies to represent the undersigned at the Annual Meeting of Stockholders of NTL Incorporated ("the Company") to be held at 10:00 a.m., local time, on Wednesday, May 31, 2000, at the Essex House, Hyde Park Suite, located at 160 Central Park South, New York, New York 10019, and at any adjournment or postponement thereof and thereat to vote all of the shares of stock which the undersigned would be entitled to vote, with all the powers the undersigned would possess if personally present.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. Unless otherwise specified in the boxes provided below, this Proxy will be voted FOR all nominees for Director, a vote FOR proposal 2 and in the discretion of the above named persons as to any other matter that may properly come before the Annual Meeting.

1. Election of Directors:  Nominees: Alan J. Patricof, Warren Potash and Robert
T. Goad

  [ ]  VOTE FOR all nominees listed, except as marked to
       the                    [ ]  VOTE WITHHELD from all nominees.
       contrary above. (TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.)

2. Ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2000.

            [ ]  FOR            [ ]  AGAINST            [ ] ABSTAIN

          (Please date and sign on reverse side and return promptly.)

3. In the discretion of persons named above, to act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

THE PROXY HOLDERS WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THE MANNER INDICATED ON THE REVERSE SIDE HEREOF. UNLESS A CONTRARY DIRECTION IS INDICATED, THE PROXY HOLDERS WILL VOTE SUCH SHARES "FOR"ALL NOMINEES FOR DIRECTOR AND A VOTE "FOR" PROPOSAL 2 SET FORTH ON THE REVERSE SIDE HEREOF. IF ANY FURTHER MATTERS PROPERLY COME BEFORE THE ANNUAL MEETING, IT IS THE INTENTION OF THE PERSONS NAMED ABOVE TO VOTE SUCH PROXIES IN ACCORDANCE WITH THEIR BEST JUDGEMENT.

                                              ----------------------------------
                                                          Signature

                                              ----------------------------------
                                                          Signature

                                              Dated:

                                             ----------------------------------,
                                              2000

                                              In case of joint owners, each
                                              joint owner must sign. If signing
                                              for a corporation or partnership
                                              or an agent, attorney or
                                              fiduciary, indicate the capacity
                                              in which you are signing.

               PLEASE MARK, DATE AND SIGN YOUR NAME AS IT APPEARS
                ON THIS CARD AND RETURN IN THE ENCLOSED ENVELOPE